IN THE UNITED STATES DISTRICT COURT

                      FOR THE EASTERN DISTRICT OF TENNESSEE

                               KNOXVILLE DIVISION

UNITED STATES OF AMERICA,               )
                                        )
                     Plaintiff,         )        No. 3:00-CV-359
                                        )
                v.                      )
                                        )
VARIOUS ARTICLES OF DRUG                )
IDENTIFIED IN ATTACHMENT A,             )
which are located on the premises of    )
Wyeth-Ayerst Laboratories, 98 Excellence)
Way, Vonore, Tennessee,                 )
                                        )
                  Defendants-in-rem,    )
                                        )
                  and                   )
                                        )
WYETH-AYERST LABORATORIES               )
DIVISION OF AMERICAN HOME               )
PRODUCTS CORPORATION and                )
WYETH-AYERST PHARMACEUTICALS,           )
INC., corporations, and BERNARD J.      )
POUSSOT, JOHN V. BUCCERI, and           )
ROY J. STURGEON, PH.D., individuals,    )
                                        )
                  Defendants.           )
------------------------------------    )

                         CONSENT DECREE OF CONDEMNATION
                            AND PERMANENT INJUNCTION

     WHEREAS, plaintiff United States of America ("Plaintiff" or the "United States"), on behalf of the United States Food and Drug Administration ("FDA" or the "Agency"), has filed a verified complaint for forfeiture in this Court bearing the docket number 3:00-CV-359 (the "Tennessee action") against the articles of drug described in Attachment A of the complaint, and has filed a verified complaint for forfeiture in the United States District Court for the District of Puerto Rico bearing the docket number 00-1779(JP) (the "Puerto Rico action") against the articles of drug described in Attachment A of that complaint, both of which allege that the drugs described in the respective actions are adulterated within the meaning of the Federal Food, Drug, and Cosmetic Act (the "FD&C Act"), 21 U.S.C. ss. 35l(a)(2)(B), while such drugs are held for sale after shipment in interstate commerce, or after shipment of one or more of their components in interstate commerce, in that the methods used in, and the facilities and controls used for, their manufacture, processing, packing, and holding did not conform to and were not operated and administered in conformity with current good manufacturing practice ("CGMP") to assure that such drugs meet the safety requirements of the FD&C Act and have the identity and strength, and meet the quality and purity characteristics, which they purport and are represented to possess; and

     WHEREAS, the United States Marshal for this District and the United States Marshal for the District of Puerto Rico have seized the articles of drug (collectively, the "Seized Articles") pursuant to warrants of arrest in rem issued by this Court and by the United States District Court for the District of Puerto Rico; and

     WHEREAS, Wyeth-Ayerst Laboratories Division of American Home Products Corporation and Wyeth-Ayerst Laboratories Puerto Rico, Inc. (hereafter, collectively "Claimants") affirm that they are the sole owners of the Seized Articles in this action and the Puerto Rico action, respectively, and agree to hold the United States harmless should any party or parties hereafter file or seek to file a claim to intervene in this action or the Puerto Rico action, or seek to defend or obtain any part of the Seized Articles; and

     WHEREAS, Claimants have intervened and filed claims to the Seized Articles in each action and Wyeth-Ayerst Laboratories Division of American Home Products Corporation has filed an Answer in the Tennessee action denying the allegations in the complaint in that action; and

     WHEREAS, Claimants and the United States have agreed to transfer the Puerto Rico action to this Court and consolidate that action with this action; and

     WHEREAS, Wyeth-Ayerst Laboratories Division of American Home Products Corporation and Wyeth-Ayerst Pharmaceuticals, Inc. (hereafter, collectively "Wyeth") operate and manage facilities located at Wasp and Biddle Streets, Marietta, Pennsylvania (hereafter, "the Marietta facility") and 401 North Middletown Road, Pearl River, New York (hereafter, "the Pearl River facility"); and

     WHEREAS, Wyeth does not intend to manufacture at the Marietta facility any currently approved products other than FluShield(R) (Influenza Virus Vaccine), Antivenin (Crotalidae) Polyvalent, Antivenin (Micrurus fulvius), Dryvax(R) (Smallpox Vaccine), and Wydase(R) (hyaluronidase); and

     WHEREAS, Wyeth-Ayerst Laboratories Division of American Home Products Corporation, Wyeth-Ayerst Pharmaceuticals, Inc., Wyeth-Ayerst Laboratories Puerto Rico, Inc., Bernard J. Poussot, President, Wyeth-Ayerst Pharmaceuticals, Inc.; John V. Bucceri, Senior Vice-President, Global Supply Chain, Wyeth-Ayerst Pharmaceuticals, Inc.; and Roy J. Sturgeon, Ph.D., Senior Vice-President, Global Quality Assurance and Quality Control, Wyeth-Ayerst Pharmaceuticals, Inc., have appeared, have waived the filing of an amended complaint seeking injunctive relief, and, without admitting the allegations in this action and the Puerto Rico action, and although denying any liability arising out of or related in any way to this matter, and before any testimony has been taken, have consented to the entry of this Consent Decree;

         THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED that:

I.       JURISDICTION

     1. This Court has subject matter jurisdiction over this action and personal jurisdiction over all parties pursuant to 28 U.S.C.ss. 1345 and 21 U.S.C.ss.ss. 332 and 334. Venue is proper in this District under 28 U.S.C.ss.ss. 1391(b) and 1395.

     2. Both the complaint for forfeiture in the Tennessee action and the complaint for forfeiture in the Puerto Rico action state a claim for relief under the FD&C Act.

II.  THE SEIZED ARTICLES

     3. The Seized Articles are hereby condemned and forfeited to the United States pursuant to 21 U.S.C.ss. 334(a).

     4. The United States shall recover from Claimants all court costs, fees, and storage and other proper expenses, and such further costs for which Claimants are liable pursuant to 21 U.S.C. ss. 334(e) with respect to the Seized Articles. Claimants shall pay these costs within ten (10) days of receiving notice from FDA of such costs.

     5. Within twenty (20) days of the entry of this Consent Decree, Claimants shall execute and file with the Clerk of this Court a good and sufficient penal bond with surety in the amount of $156,500.00. The penal bond shall be in a form acceptable to the Clerk of this Court and payable to the United States of America, and conditioned on Claimants' abiding by and performing all of the terms and conditions of this Consent Decree and of such further orders and decrees as may be entered in this proceeding relating to the Seized Articles.

     6. After the  filing of the penal  bond with this  Court and within  thirty
(30) days after the date of entry of this Decree, Claimants shall give written notice to the District Director of the Philadelphia District Office that Claimants, at their own expense, are prepared to destroy the Seized Articles pursuant to 21 U.S.C. ss. 334(d) under FDA supervision. Claimants' notification shall specify the time frames for completing the proposed destruction.

         7. Upon receipt of the notice under paragraph 6, FDA will notify the United States Marshal for this District and the United States Marshal for the District of Puerto Rico to return the Seized Articles to Claimants' custody for the sole purpose of destroying the Seized Articles. Claimants shall, at all times until the Seized Articles have been destroyed, retain intact each lot of Seized Articles for examination or inspection by FDA, in a place made known to and subject to approval by FDA, and shall maintain the records or other proof necessary to establish the identity of the Seized Articles to the satisfaction of FDA. In addition, Claimants shall, within the time frames specified in their notification under paragraph 6 and at their own expense, complete the process of destroying the Seized Articles under the supervision of FDA, to the extent that FDA deems such supervision to be necessary, and of the United States Marshal Service. Claimants shall reimburse the United States for the costs of supervising the destruction of the Seized Articles within ten (10) days of receiving an invoice(s) for such costs.

         8. The United States Attorney for this District, on being advised by FDA that the articles have been destroyed and that Claimants have paid the costs of supervising such destruction pursuant to paragraph 7, shall transmit such information to the Clerk of this Court, whereupon the penal bond(s) given in this proceeding by Claimants shall be canceled and discharged.

         9. If Claimants fail to abide by and perform all the terms and conditions of this Consent Decree or of such further order or decree as may be entered in this proceeding concerning the Seized Articles, or of the penal bond, then the penal bond shall, on motion of the Plaintiff in this proceeding, be forfeited in its entirety and judgment be entered in favor of Plaintiff.

III.  INJUNCTIVE PROVISIONS

                              THE MARIETTA FACILITY

     10. Except as provided in paragraph 14, Wyeth-Ayerst Laboratories Division of American Home Products Corporation, Wyeth-Ayerst Pharmaceuticals, Inc., Bernard J. Poussot, John V. Bucceri, and Roy J. Sturgeon, Ph.D., the Managing Director of the Marietta facility (hereafter, subject to paragraph 45, collectively "Defendants"), each and all of Wyeth's officers, agents, employees, representatives, successors, assigns, and attorneys, and those persons in active concert or participation with any of the Defendants who receive actual notice of this Decree by personal service or otherwise, are permanently restrained and enjoined from manufacturing, processing, packing, labeling, holding, and distributing any drug or biological product at the Marietta facility, other than FluShield(R) (Influenza Virus Vaccine), Antivenin (Crotalidae) Polyvalent, Antivenin (Micrurus fulvius), Wydase(R) (hyaluronidase), Dryvax(R) (Smallpox
Vaccine), and any associated diluents or agents covered by the approved applications for those products, unless and until FDA so authorizes Defendants in writing.

     11.A. Within ten (10) days after the date of entry of this Decree, Wyeth shall select and retain one or more expert consultant(s) who are qualified as set forth in paragraph 36 (hereafter, collectively "the expert consultant") to inspect the Marietta facility.

     B. Within fourteen (14) days after the date of entry of this Decree, Wyeth shall cause the expert consultant to commence a comprehensive inspection of the Marietta facility to ensure that the methods, facilities, and controls used for manufacturing, processing, packing, holding, and distributing drug and biological products comply with the FD&C Act, the Public Health Service Act ("PHS Act"), CGMP, and applicable regulations relating to the safety, identity, strength, quality, and purity of drugs and biological products (hereafter, "applicable laws and regulations"). (However, this inspection is not required to address validation of those manufacturing processes that are specifically addressed in paragraph 25.) The inspection shall be completed no later than one hundred fifty (150) days after the date of entry of this Decree. In preparation for this inspection, the expert consultant shall review all Forms FDA 483 issued to Wyeth regarding the Marietta facility since October 1998 and Wyeth's responses thereto. The expert consultant's inspection shall include, at a minimum, the following:

     (1) An evaluation of whether Wyeth has established a comprehensive written quality assurance ("QA") and quality control ("QC") program ("QA/QC program") that is adequate to ensure continuous compliance with applicable laws and regulations. The expert consultant shall determine whether the QA/QC program, at a minimum:

     a. Addresses all facets of compliance monitoring and trend analyses; records management systems for those records that relate to in-process, bulk, and finished product safety, identity, strength, quality, and purity; and internal audit procedures;

     b. Includes procedures to ensure that Wyeth thoroughly investigates product deviations subject to 21 C.F.R. ss. 600.14, reports of complaints regarding the use of Wyeth's products, and any unexplained discrepancy or the failure of a batch of drug or biological product or its components to meet any of the product's or component's specifications, including the extension of such investigation to other batches of the same drug or biological product and other drug or biological products that may have been associated with the specific failure or discrepancy;

     c. Includes written standard operating procedures ("SOPs") specifying the responsibilities and procedures applicable to QA or QC personnel and establishes mechanisms to ensure that such written SOPs are followed;

     d.   Includes   written  SOPs  necessary  to  ensure  that  all  facets  of compliance monitoring are reviewed and controlled by QA personnel; and

     e. Includes written SOPs to ensure that (i) Wyeth's division-level QA personnel are notified of deviations and/or problems that could affect the safety, identity, strength, quality, and purity of drugs and biological products, including, but not limited to, those deviations and/or problems that the expert consultant identifies pursuant to paragraphs 15, 19, and 22 of this Decree; (ii) Wyeth's QA personnel participate in or monitor the implementation and verification of corrective actions to prevent future occurrences of such deviations and/or problems; and (iii) there are systems to ensure that such written SOPs are followed.

     (2) An evaluation of the adequacy of Wyeth's system of written production and process controls. The expert consultant shall, at a minimum, determine whether these production and process controls:

     a. Include production and process controls necessary to ensure compliance with applicable laws and regulations;

     b. Include written procedures to evaluate, implement, and control changes to any and all systems, processes, equipment, and tests, including, but not limited to, sterilization processes, lyophilization processes, container and closure cleaning and preparation processes, critical in-process specifications and controls, and release tests and criteria;

     c. Include adequate, written specifications for controls, tests, and organoleptic examinations to monitor the performance of those manufacturing processes that may affect the characteristics of in-process material, bulk, and finished drugs and biological products;

     d. Are adequate to ensure that production and process control procedures and protocols are continuously followed; that production and process control functions are accurately and completely documented at the time of performance; that deviations from procedures, protocols, and established production and process controls are justified and documented; and that any failure to meet established acceptance criteria (as defined in 21 C.F.R. ss. 210.3(20)) or process specifications is thoroughly investigated and documented; and

     e. Include a system for reporting to the appropriate QA/QC unit instances in which: production and process control procedures and protocols are not followed; deviations from procedures, protocols, and established production and process controls occur; and there are failures to meet established criteria or process specifications.

     (3) An assessment of whether Wyeth has implemented a scientifically sound and appropriate system of laboratory controls that, at a minimum, includes specifications, standards, sampling plans, and test procedures necessary to ensure that components, drug product containers, closures (including container closure integrity), in-process materials, labeling, and drug and biological products are in compliance with applicable laws and regulations. As part of this assessment, the expert consultant shall determine whether Wyeth's system of laboratory controls adequately provides for:

     a. Investigations and appropriate scientific analyses of laboratory tests that result in out-of-specification results;

     b. Justification of the specific basis for invalidation of test results, and plans for retesting of products or samples when indicated;

     c. Analyses of trends in laboratory failures and maintenance of records showing investigations of such trends; and

     d. Statistical quality control criteria and appropriate acceptance and rejection levels.

     (4) An evaluation of whether Wyeth has implemented an effective buildings and facility control system that describes in sufficient detail cleaning and maintenance schedules, methods, equipment, and materials. The expert consultant shall determine whether the system ensures, at minimum: that the materials and procedures used to clean and disinfect rooms and equipment in aseptic processing areas are effective to remove microorganisms, particularly those that are typically isolated in the aseptic processing environment; that materials are used in accordance with written procedures; and that written procedures are continuously followed and documented.

     (5) An assessment of whether Wyeth has implemented a records management system that is adequate to maintain all records relating to the manufacture, processing, packing, holding, and distribution from or to the facility or other disposition of drug and biological products that are required to be maintained by applicable laws and regulations, SOPs, and/or this Decree. The expert consultant shall determine whether the records management system, at a minimum:

     a. Ensures documentation of each significant step, recorded completely, accurately, and concurrently with the performance of the step, in the manufacture, processing, packing, holding, and distribution from or to the facility of drug and biological products, including the identity of the person(s) performing such steps and the dates on which each step was taken;

     b. Includes procedures to ensure documentation of all investigations and any steps taken to: (i) correct failures of drug and biological products to meet specifications, (ii) prevent future recurrence of failures of drug and biological products to meet specifications, (iii) investigate other batches of drug and biological products that may have been affected by the same or similar failures, and (iv) evaluate out-of-specification test results;

     c. Includes complete data derived from all tests necessary to assure compliance with established specifications and standards, including organoleptic examinations and assays; and

     d.   Includes a mechanism to ensure that such procedures are followed.


     (6) An evaluation of whether the equipment used in the manufacture, processing, packing, and holding of drug and biological products is of appropriate design for each of its intended uses. The evaluation shall include, but not be limited to, equipment used to process drug and biological product containers and closures. The expert consultant shall, at a minimum, determine whether controls exist to ensure that:

     a. Such equipment is operating within specifications so as not to alter the safety, identity, strength, quality, or purity of the drug and biological products;

     b. Such equipment is cleaned, is maintained, and, where applicable, performs processes adequately to prevent product contamination, e.g., microorganisms, pyrogens, or other contaminants, that would alter the safety, identity, strength, quality, or purity of drug and biological products beyond the official or other established requirements;

     c. Such equipment produces drug and biological product containers and closures such that the resulting container closure system provides adequate protection against foreseeable external factors that can cause deterioration or contamination of the drug and biological products; and

     d. Water systems used for rinsing, cleaning, manufacturing, and storage are adequately designed, validated, maintained, and routinely tested for compliance with all applicable specifications.

     (7) An assessment of whether the processes and systems used to manufacture the finished drug products and finished biological products that are being manufactured at the facility after the date of entry of the Decree have been adequately validated. As part of this assessment, for each such validation study that was completed on or before the date of entry of this Decree, the expert consultant shall: (i) determine whether the validation protocol clearly stated how the validation study was conducted, including test parameters, product characteristics, production equipment, and decision points on what constituted acceptable test results; (ii) evaluate whether the protocol was adhered to during its execution (and if not, what deviations occurred and what effects the deviations had on the results of the study), and (iii) review the results of the study. (Validation studies that have not been initiated or that have been initiated but not completed are addressed separately in paragraph 26.)

     C. Within twenty (20) days of completing the inspection, the expert consultant shall prepare a detailed written report of his/her inspection, which addresses, at a minimum, each of the matters described in paragraph 11.B.(1)-(7) and whether the aforementioned Form FDA 483 observations have been corrected, and submit that report concurrently to the President and Senior Vice-President, Regulatory Affairs and Compliance of Wyeth-Ayerst Pharmaceuticals, Inc. and to FDA.

     D. Within forty-five (45) days of receipt of the expert consultant's inspection report, Wyeth shall submit a written report to FDA that details the specific actions Defendants will take and a timetable to address the expert consultant's observations. The timetable shall be subject to FDA approval. Defendants shall ensure the implementation of the actions detailed in the report.

     E. As the actions detailed in the report described in subparagraph D are completed, Wyeth shall notify the expert consultant. The expert consultant shall promptly inspect and verify whether those actions have been completed in a manner that complies with applicable laws and regulations, to the expert consultant's satisfaction (hereafter, "to the expert consultant's satisfaction") and in accordance with the timetable approved by FDA. If the expert consultant determines that an action has not been completed to the expert consultant's satisfaction, he/she promptly will so notify Wyeth. Beginning twenty (20) days after the submission of the plan and timetable to FDA under subparagraph D and thereafter on the first day of each month, the expert consultant shall submit to FDA a table that succinctly summarizes his/her findings regarding whether the actions have been completed to the expert consultant's satisfaction and in accordance with the timetable approved by FDA. FDA may, in its discretion and without prior notice, periodically inspect the Marietta facility and undertake such additional examinations, reviews, and analyses (as provided in paragraphs 32 and 33) to verify whether the actions reported to have been completed have in fact been completed in a satisfactory manner. In the event that FDA determines that an action that has been reported to be completed is inadequate, FDA will notify Defendants in writing, and Defendants shall take appropriate action in accordance with a timetable that is subject to approval by FDA.

     F. When the expert consultant determines that all of the actions identified in the timetable approved by FDA pursuant to subparagraph D have been completed to the expert consultant's satisfaction, the expert consultant shall provide
Defendants with a written certification that all of the actions have been completed and that the Marietta facility, based on the inspection conducted under paragraph 11.B. and on the satisfactory completion of the actions identified under paragraph 11.D., is in conformity with applicable laws and regulations and this Decree. Once the certification has been issued, Wyeth shall promptly submit the expert consultant's certification to FDA.

     G. Within forty-five (45) days of receipt of the certification, FDA may, in its discretion and without prior notice, commence an inspection of the Marietta facility and undertake such additional examinations, reviews, and analyses (as provided in paragraphs 32 and 33) as the Agency deems appropriate to determine whether the Marietta facility is in conformity with applicable laws and regulations (with the exception of the validation of those manufacturing processes that are specifically addressed in paragraph 25) and this Decree. If FDA determines that the Marietta facility is not operating in conformity with applicable laws and regulations, FDA will notify Defendants of the deficiencies it observed and take such other action, if any, as the Agency deems appropriate (e.g., issuing an order pursuant to paragraph 29 or a notice under 21 C.F.R. ss. 601.5(b)).

     H. Within thirty (30) days of receiving the notification from FDA under subparagraph G, Wyeth shall submit to FDA a plan of actions Defendants propose to take and a timetable for correcting the deficiencies. The timetable shall be subject to FDA approval. Defendants shall promptly correct all deficiencies noted by FDA in accordance with the FDA-approved timetable, and cause the expert consultant to reinspect and either (i) certify that the deficiencies have been corrected to assure that the manufacturing facility is in conformity with applicable laws and regulations, or (ii) notify Defendants that the one or more deficiencies remain uncorrected. If one or more deficiencies have not been corrected, Defendants and the expert consultant shall follow the procedures in paragraph 37 until the expert consultant issues the certification. Wyeth shall then submit the certification to FDA. Within forty-five (45) days of FDA's receipt of the certification, FDA may reinspect as it deems necessary.

     I. FDA's Philadelphia District Office will, as described below in subparagraphs (1) and (2), notify Defendants in writing that the manufacturing, processing, packing, holding, and distribution of drugs and biological products at the Marietta facility appear to be in conformity with applicable laws and regulations (with the exception of the validation of those manufacturing processes that are specifically addressed in paragraph 25) and the portions of this Decree relating to the Marietta facility.

          (1) If FDA conducts an inspection (or re-inspection) pursuant to subparagraphs G and/or H and finds that the manufacturing, processing, packing, holding, and distribution of drugs and biological products at the Marietta facility appear to be in conformity with applicable laws and regulations and the portions of this Decree relating to the Marietta facility, this notice will be issued within sixty (60) days after completion of such inspection.

          (2) If FDA elects not to conduct an inspection pursuant to subparagraph G or a reinspection pursuant to subparagraph H, this notice will be issued within forty-five (45) days after receipt of the expert consultant's certification under subparagraph F.

     12. In the event that Defendants fail, as determined either by the expert consultant or FDA, to satisfactorily complete one or more actions in the timetable approved by FDA pursuant to paragraph 11.D., Wyeth shall pay to the United States Treasury as liquidated damages the sum of $15,000 per action, per business day, until the action is fully implemented and completed to FDA's satisfaction.

     13. No later than January 15, 2001, Wyeth shall submit to FDA a written report on the status of the actions undertaken at the Marietta facility to respond to the Form FDA 483 issued for that facility on February 17, 2000, including the Building 20 Restart Protocol (Wyeth Protocol Number 00075P). FDA may, at its discretion and without prior notice, inspect the Marietta facility as the Agency deems appropriate to verify the progress made, and the actions completed, as described in the report. In the event that FDA determines that an action has not been completed or is not progressing as described in the report, FDA will notify Defendants, who shall cause Wyeth to take appropriate actions and submit a revised status report to FDA within thirty (30) days.

     14. The injunctive provisions of paragraph 10 do not apply to the following activities at the Marietta facility:

          A. Manufacturing, processing, packing, holding, or distributing investigational drugs, biologicals, and medical devices for the sole purpose of conducting clinical trials under investigational new drug applications or investigational device exemptions, provided that Defendants comply with applicable laws and regulations relating to the manufacture and distribution of investigational products;

          B. Manufacturing, processing, packing, and holding quantities of products that are necessary for the purpose of preparing or supporting a new drug application or a biologics license application, but such products may not be distributed without prior written authorization from FDA;

          C. Manufacturing, processing, packing, labeling, holding, and exporting any drug or biological product in compliance with 21 U.S.C.ss.ss. 381(e) or 382, 21 C.F.R.ss. 312.110, or 42 U.S.C.ss.
               262(h), as appropriate; and

          D. Manufacturing, processing, packing, holding, or distributing products for the purpose of conducting nonclinical laboratory studies or other research and testing that does not involve exposure of human research subjects.

     15.A. With respect to approved finished drug products and finished biological products manufactured at the Marietta facility between the date of entry of this Decree and the issuance of the notice under paragraph 11.I., the expert consultant shall, prior to the distribution of each batch, review the in-process, bulk, and finished product batch production records for that batch and prepare and deliver a report to Wyeth's Senior Vice-President, Regulatory Affairs and Compliance. The written report shall include, but not be limited to, a line list of deviations from written procedures found in the batch production records; an evaluation of whether any atypical environmental conditions were present at the time of batch manufacture; an assessment of whether an adequate investigation was conducted with respect to the deviations, including an explanation of corrective actions with respect to the deviations; an evaluation of whether such investigations were conducted in a timely manner; an assessment of whether any deviations may have adversely affected the safety, identity, strength, quality, and purity of the batch; a review of glass vials acceptance examinations to determine whether lots not meeting acceptance criteria were used in production; a review of records to determine whether adequate investigations were conducted into defects and/or process deviations that could affect container-closure integrity; a report of deviations and/or problems that QA failed to note or address during the QA review of batch production records for release of products; and, if appropriate, a certification that all deviations observed by the expert consultant have been resolved to his/her satisfaction. Upon a review of the expert consultant's report and a recommendation by a Wyeth Vice-President of Quality Assurance, Wyeth's Senior Vice-President, Regulatory Affairs and Compliance shall determine whether the batch should be released for distribution. If Wyeth's Senior Vice-President, Regulatory Affairs and Compliance is unavailable, a Wyeth Vice-President of Quality Assurance shall determine whether the batch should be released.

     B. Wyeth's Senior Vice-President, Regulatory Affairs and Compliance shall, on a monthly basis, update the President of Wyeth-Ayerst Pharmaceuticals, Inc. on the results of the batch record review under subparagraph A.

     16.A. In recognition of the government's right to seek equitable disgorgement in an injunction under the FD&C Act, but without admitting the government's right to obtain such relief, Wyeth agrees to pay the United States Treasury, within fifteen (15) days after entry of this Decree, thirty million dollars ($30,000,000.00).

     B. In addition, if one or more actions described in paragraph 11.D. remain incomplete as of the date that the last action is scheduled to be completed in the timetable approved by FDA pursuant to paragraph 11.D., then Wyeth shall pay to the United States Treasury 18.5% of the net sales generated by the sale of those products that i) are manufactured and distributed from the Marietta facility after that date and ii) may be affected by the action(s) that remain incomplete. Payments under this paragraph shall continue until the date that all of the actions have been completed to FDA's satisfaction. In the event that payments become due under this subparagraph, then, as of the timetable date for the last action, no further payments shall be required under paragraph 12, provided that Wyeth promptly makes the payments required by this subparagraph.

     C. The parties acknowledge that the payment(s) made under this paragraph are not a fine, penalty, forfeiture or payment in lieu thereof.

     17. Within five (5) business days after the date of entry of this Decree and for a period of no less than twelve (12) months after the date of entry of this Decree, Wyeth shall assign an individual from or reporting directly to Wyeth's division-level QA/QC department, who is qualified by education, training, and experience to perform the functions described in this paragraph, to work on-site in the Marietta facility. This individual shall have full-time responsibility for monitoring whether employees in the Marietta facility are performing their functions and the facility is operating in accordance with applicable Wyeth SOPs relating to manufacturing, processing, packing, holding, and distributing drug and biological products, including, but not limited to, quality assurance and quality control functions. Each month this individual shall report his/her findings directly and concurrently to the Senior Vice-President, Regulatory Affairs and Compliance, the Senior Vice-President, Global Supply Chain, and the Senior Vice-President, Global Quality Assurance and Quality Control (all three of Wyeth-Ayerst Pharmaceuticals, Inc.), the Director of QA/QC of the Marietta facility, and the Managing Director of the Marietta facility. The employees identified in the previous sentence shall ensure that any adverse findings included in the report are promptly and appropriately addressed.

     18. Within forty-five (45) days after the date of entry of this Decree, Wyeth shall submit to FDA an inventory and plan for retention or disposition of all in-process, bulk, and finished products that were manufactured at the Marietta facility before the date of entry of this Decree and that are within Wyeth's possession, custody, and control as of the date of entry of this Decree. Wyeth shall also propose a schedule of dates by which the plan will be completed. Wyeth's plan and schedule shall be subject to FDA's written approval. This paragraph does not apply to the Seized Articles, FluShield(R) (Influenza Virus Vaccine), Antivenin (Crotalidae) Polyvalent, Antivenin (Micrurus fulvius), Wydase(R) (hyaluronidase), and Dryvax(R) (Smallpox Vaccine), or to their intermediates or associated diluents or agents covered by approved applications for these products.

     19.A. Within one hundred fifty (150) days after the date of entry of this decree, the expert consultant shall complete a record review for all approved, finished drug and biological products (other than the Antivenin (Crotalidae) Polyvalent) that were manufactured, in whole or in part, at the Marietta facility before the date of entry of this Decree and that will remain within expiration date at the conclusion of the one hundred fifty (150) day period, and have been distributed but not withdrawn or recalled from the market. The records to be reviewed shall include batch production records, protocols, studies, and reports, including, but not limited to, General Technical Reports, Product Stability/Retained Product Reports, and Service Request Records that contain or reference information that potentially adversely affects the quality of the drug and/or biological products. The expert consultant shall review these records and shall prepare and deliver a report concurrently to the President and Senior Vice-President, Regulatory Affairs and Compliance of Wyeth-Ayerst Pharmaceuticals, Inc., and FDA's Philadelphia District Office. The written report shall include, at a minimum: (1) a line list of deviations from written procedures found in the records; (2) an assessment of the following: whether an adequate investigation was conducted with respect to the deviations, including an explanation of corrective actions with respect to the deviations; whether such investigation was conducted in a timely manner; whether required records, including in-process monitoring records, are being retained as required by Wyeth's SOPs; (3) a review of glass vial acceptance examinations to determine whether lots not meeting acceptance criteria were used in production; (4) a review of records to determine whether adequate investigations were conducted into any defects and/or process deviations that could affect of container-closure integrity; and (5) a report of deviations and/or problems that QA failed to note or address during the QA review of batch production records for release of product. If the expert consultant identifies any batches for which the deviations, in the judgment of the expert consultant, may adversely affect the safety, identity, strength, quality, and purity of the of the product, then he/she shall immediately notify Wyeth in writing.

     B. Within twenty (20) days of receiving the report described in the third sentence of paragraph 19.A., Wyeth's Senior Vice-President, Regulatory Affairs and Compliance shall prepare and submit to FDA's Philadelphia District Office a plan and a proposed timetable detailing actions that Wyeth intends to take with respect to those batches the quality of which the expert consultant has determined may have been adversely affected. Wyeth's Senior Vice-President, Regulatory Affairs and Compliance shall also send a copy of the plan and timetable to the President of Wyeth-Ayerst Pharmaceuticals, Inc. The plan and timetable are subject to FDA approval. Nothing in this paragraph modifies Wyeth's obligations under 21 C.F.R. ss.ss. 314.81 and 600.14.

                            THE PEARL RIVER FACILITY

     20.A. Within ten (10) days of the date of entry of this Decree, Wyeth shall retain an expert consultant to inspect the Pearl River facility.

     B. Within twenty (20) days after the date of entry of this Decree, Wyeth shall cause the expert consultant to commence a comprehensive inspection of the Pearl River facility to ensure that the methods, facilities, and controls used for manufacturing, processing, packing, holding, and distributing drug and biological products comply with applicable laws and regulations. (However, this inspection is not required to address validation of those manufacturing processes that are specifically addressed in paragraph 25.) The inspection shall be completed no later than one hundred fifty (150) days after the date of entry of this Decree. In preparation for this inspection, the expert consultant shall review all Forms FDA 483 issued to Wyeth regarding the Pearl River facility since January 1997, and Wyeth's actions taken in response thereto. The expert consultant's inspection shall include, at a minimum, a review of the areas described in paragraph 11.B.(1)-(7).

     C. Within twenty (20) days of the completion of the inspection, the expert consultant shall prepare a detailed written report of his/her inspection, which addresses each of the matters described in paragraph 11.B.(1)-(7) and whether the aforementioned Form FDA 483 observations have been corrected, and submit the inspection report concurrently to the President and Senior Vice-President, Regulatory Affairs and Compliance of Wyeth-Ayerst Pharmaceuticals, Inc. and FDA.

     D. Within forty-five (45) days of receipt of the expert consultant's report on the inspection of the Pearl River facility, Wyeth shall submit a written report to FDA that details the specific actions Defendants will take and a timetable to address the expert consultant's observations. The timetable shall be subject to FDA approval. Defendants shall ensure the implementation of the actions detailed in the report.

     E. As the actions detailed in the report described in subparagraph D are completed, Wyeth shall notify the expert consultant. The expert consultant shall promptly inspect and verify whether those actions have been completed to the expert consultant's satisfaction and in accordance with the timetable approved by FDA. If the expert consultant determines that an action has not been completed to the expert consultant's satisfaction, he/she promptly will so notify Wyeth. Beginning twenty (20) days after the submission of the plan and timetable to FDA under subparagraph D and thereafter on the first day of each month, the expert consultant shall submit to FDA a table that succinctly summarizes his/her findings regarding whether the actions have been completed to the expert consultant's satisfaction and in accordance with the timetable approved by FDA. FDA may, in its discretion and without prior notice, periodically inspect the Pearl River facility and undertake such additional examinations, reviews, and analyses (as provided in paragraphs 32 and 33) to verify whether the actions reported to have been completed have in fact been completed in a satisfactory manner. In the event that FDA determines that an action that has been reported to be completed is inadequate, FDA will notify Defendants in writing, and Defendants shall take appropriate action in accordance with a timetable that is subject to approval by FDA.

     F. When the expert consultant determines that all of the actions identified in the timetable approved by FDA pursuant to subparagraph D have been completed to the expert consultant's satisfaction, the expert consultant shall provide
Defendants with a written certification that all of the actions have been completed and that the Pearl River facility, based on the inspection conducted under paragraph 20.B. and on the satisfactory completion of the actions identified under paragraph 20.D., is in conformity with applicable laws and regulations and this Decree. Once the certification has been issued, Wyeth shall promptly submit the expert consultant's certification to FDA.

     G. Within forty-five (45) days of receipt of the certification, FDA may, in its discretion and without prior notice, commence an inspection of the Pearl River facility and undertake such additional examinations, reviews, and analyses (as provided in paragraphs 32 and 33) as the Agency deems appropriate to determine whether the Pearl River facility is in conformity with applicable laws and regulations (with the exception of the validation of those manufacturing processes that are specifically addressed in paragraph 25) and this Decree. If FDA determines that the Pearl River facility is not operating in conformity with applicable laws and regulations, FDA will notify Defendants of the deficiencies it observed and take such other action, if any, as the Agency deems appropriate (e.g., issuing an order pursuant to paragraph 29 or a notice under 21 C.F.R. ss. 601.5(b)).

     H. Within thirty (30) days of receiving the notification from FDA under subparagraph G, Wyeth shall submit to FDA a plan of actions Defendants propose to take and a timetable for correcting the deficiencies. The timetable shall be subject to FDA approval. Defendants shall promptly correct all deficiencies noted by FDA in accordance with the FDA-approved timetable, and cause the expert consultant to reinspect and either (i) certify that the deficiencies have been corrected to assure that the manufacturing facility is in conformity with applicable laws and regulations, or (ii) notify Defendants that the one or more deficiencies remain uncorrected. If one or more deficiencies have not been corrected, Defendants and the expert consultant shall follow the procedures in paragraph 37 until the expert consultant issues the certification. Wyeth shall then submit the certification to FDA. Within forty-five (45) days of FDA's receipt of the certification, FDA may reinspect as it deems necessary.

     I. FDA's New York District Office will, as described in subparagraphs (1) and (2) below, notify Defendants in writing that the manufacturing, processing, packing, holding, and distribution of drugs and biological products at the Pearl River facility appear to be in conformity with applicable laws and regulations (with the exception of the validation of those manufacturing processes that are specifically addressed in paragraph 25) and the portions of this Decree relating to the Pearl River facility.

          (1) If FDA conducts an inspection (or re-inspection) pursuant to subparagraphs G and/or H and finds that the manufacturing, processing, packing, holding, and distribution of drugs and biological products at the Pearl River facility appear to be in conformity with applicable laws and regulations and the portions of this Decree relating to the Pearl River facility, this notice will be issued within sixty (60) days after completion of such inspection.

          (2) If FDA elects not to conduct an inspection pursuant to subparagraph G or a reinspection pursuant to subparagraph H, this notice will be issued within forty-five (45) days after receipt of the expert consultant's certification under subparagraph F.

     J. Wyeth may choose to satisfy the requirements of paragraph 20 on separate schedules for those Pearl River facilities in which biological products and non-biological drug products, respectively, are manufactured, processed, packed, and held. If Wyeth so chooses, FDA will act on the expert consultant's separate certifications in accordance with the time frames in subparagraphs G, H, and I.

     21. In the event that Defendants fail, as determined either by the expert consultant or FDA, to satisfactorily complete one or more actions in the timetable approved by FDA pursuant to paragraph 20.D, Wyeth shall pay to the United States Treasury as liquidated damages the sum of $15,000 per action, per business day, until the action is fully implemented and completed to FDA's satisfaction.

     22.A. Within fifteen (15) days of the date of entry of this Decree, Wyeth shall submit to FDA a proposed statistical sampling plan that will be used for selecting batches of approved finished biological products produced at the Pearl River facility for batch record review prior to release, as described in subparagraph B. The statistical sampling plan shall be prepared by the expert consultant and shall describe the method of selection and the number of batch production records to be reviewed. The statistical sampling plan shall be subject to FDA approval. If FDA notifies Wyeth that it does not approve the statistical sampling plan as submitted by Wyeth, Wyeth shall submit a revised statistical sampling plan within five (5) business days of receipt of FDA's notice.

     B. With respect to approved finished biological products that are manufactured at the Pearl River facility between the date on which Wyeth receives written notice of FDA's approval of the statistical sampling plan and the date on which Defendants receive the notification in paragraph 20.I., the expert consultant shall review a sample of finished product production records selected pursuant to the approved statistical sampling plan and shall prepare and deliver a report for each batch included in the sample to Wyeth's Senior Vice President, Regulatory Affairs and Compliance and to the Director of QA/QC of the Pearl River facility. The scope of the records to be reviewed and the contents of the expert consultant's report shall be the same as described in paragraph 15. After reviewing the expert consultant's report for a particular batch, the Director of QA/QC of the Pearl River facility shall determine whether the batch should be released for distribution.

                               MANAGEMENT CONTROLS

     23.A. Wyeth shall retain an expert consultant to prepare a detailed written report on management controls at the Marietta and Pearl River facilities. The report shall be delivered to the President of Wyeth-Ayerst Pharmaceuticals, Inc. within one hundred twenty (120) days after the date of entry of this Decree. This written report shall, at a minimum:

          (1) Describe Wyeth's current organizational structure and the specific responsibilities of each Wyeth department, division-level and site-level, that is involved in manufacturing of drugs or biological products at the Marietta and Pearl River facilities;

          (2) Assess the role and personnel resources of Wyeth's QA/QC units, division-level and site-level, including the units' current role in detecting and/or correcting all deficiencies and noncompliance with Wyeth's SOPs at the Marietta and Pearl River facilities; and

          (3) Evaluate whether personnel responsible for directing and conducting the manufacture and quality control of drugs and biological products at the Marietta and Pearl River facilities are adequate in number and qualifications (education, training, and experience, or a combination thereof) to ensure compliance with applicable laws and regulations and this Decree.

     B. The President of Wyeth-Ayerst Pharmaceuticals, Inc. shall, within thirty
(30) days of receipt of the expert consultant's report under subparagraph A, submit to FDA a copy of the report together with a description of the actions Wyeth proposes to take in response to the report and a timetable for completing those actions. The timetable is subject to approval by FDA.

                               WYETH QA/QC REVIEW

     24.A. Wyeth shall retain an expert consultant to undertake a division-wide assessment of Wyeth's QA/QC program(s). For each of the various facilities at which Wyeth manufactures, processes, packs, and holds drugs and/or biological products for distribution in interstate commerce, as defined in 21 U.S.C. ss. 321(b), the expert consultant, within one hundred eighty (180) days after the date of entry of this Decree, shall: (i) assess the adequacy of Wyeth's proposed QA/QC policies; (ii) determine whether Wyeth has a plan to prepare and implement division-level QA/QC policies and to translate them into written SOPs; (iii) evaluate Wyeth's progress in implementing that plan; (iv) audit an appropriate sample of failure investigations at each of the facilities, including assessments of whether such investigations include analysis of other batches of the same product, other products that may have been affected, and similar previous occurrences, to assess whether the failure investigations are adequate in scope, depth, and timeliness; and (v) report to Defendants in writing on items (i)-(iv). The expert consultant's report shall include a statement of the methodology used to determine the appropriate sample size and selection for item
(iv).

     B. Within sixty (60) days of receipt of the expert consultant's report(s), Wyeth shall submit a copy of the report(s) and a description of actions Defendants propose to take in response to the report(s) and a timetable for completing those actions to the Director, Office of Compliance and Biologics Quality ("OCBQ"), Center for Biologics Evaluation and Research ("CBER"); the Director, Office of Compliance, Center for Drugs Evaluation and Research ("CDER"); and to the Director of each FDA District Office in which Wyeth manufactures drug or biological products. The timetable shall be subject to FDA approval by the Director, OCBQ, CBER, and the Director, Office of Compliance, CDER.

                                   VALIDATION

     25. Within sixty (60) days after the date of entry of this Decree, Wyeth, working with the expert consultant, shall submit to FDA a proposed validation plan for accomplishing validation of Wyeth's bulk manufacturing processes used to manufacture finished drugs and biological products at the Marietta and Pearl River facilities. The validation plan submitted for each facility shall: (a) identify the specific manufacturing processes that remain to be validated and the products affected by such processes, with the exception of protocols for biological products already submitted to FDA, and (b) include a proposed validation schedule for each facility, which shall be subject to FDA approval. Wyeth then shall execute and complete validation studies in accordance with the FDA-approved validation schedule. Within forty-five (45) days of receipt of an inspection report under paragraph 11.C. or 20.C., Wyeth may propose an amended validation plan and schedule for the applicable facility, together with a justification for the proposed amendments. The proposed amendments to the plan and schedule are subject to FDA approval.

     26. Until notified otherwise by FDA, Wyeth shall retain an expert consultant to review on an on-going basis all validation protocols for validation studies at the Marietta and Pearl River facilities that have not been initiated as of the date of entry of this Decree and those that have been initiated but not completed, including, but not limited to, those studies included in the validation schedule in paragraph 25.

     A. For each validation study that has not been initiated or that has been initiated but not completed on or before the date of entry of this Decree, the expert consultant shall determine whether the validation protocol clearly states how the validation study is to be conducted, including test parameters, product characteristics, production equipment, and decision points on what constitutes acceptable test results. If the expert consultant finds the protocol to be inadequate, Wyeth shall revise the protocol.

     B. Within thirty (30) days of the completion of each validation study, the expert consultant shall evaluate whether the protocol was adhered to during its execution (and if not, what deviations occurred and what effects the deviations had on the results of the study), and review the results of the study. Depending on the results of the expert consultant's evaluation, the expert consultant shall either i) provide Wyeth with a certification that an adequate validation has been completed, or ii) if the expert consultant finds any deficiencies, submit a written report of findings to Wyeth. Wyeth shall investigate the deficiencies and revalidate as the expert consultant deems necessary.

     C. Once the expert consultant has determined that an adequate validation has been completed, he/she shall issue a certification, including the date on which the validation was completed, and Wyeth shall submit the expert consultant's certification to FDA.

     D. After receiving the expert consultant's certification(s), FDA may request a copy of any completed validation package(s) (data and summary report), including the expert consultant's evaluation of the protocol and the study results, for review and Wyeth shall submit the requested package(s) to FDA within seven (7) days of such request. If FDA finds deficiencies in the validation package, FDA shall so notify Wyeth, and Wyeth shall revalidate (or take other corrective action) as FDA deems necessary in accordance with a schedule approved by FDA.

     27. In the event that Wyeth fails, as determined by either the expert consultant or FDA, to prepare an adequate validation or revalidation protocol (as appropriate) and to properly execute and complete the validation or revalidation study in accordance with the schedules approved by FDA pursuant to paragraphs 25 and 26, Wyeth shall pay to the United States Treasury as liquidated damages the sum of $15,000 for each validation and revalidation study that is not completed, per business day, until the study is completed.

                   YEARLY INSPECTIONS BY THE EXPERT CONSULTANT

     28.A. Wyeth shall retain an expert consultant to inspect the Marietta and Pearl River facilities, in accordance with the schedule set forth in this paragraph, to ensure that the methods, facilities, and controls used for manufacturing, processing, packing, holding, and distributing drugs and biological products comply with applicable laws and regulations and this Decree. As part of these inspections, the expert consultant shall assess the steps that have been taken to ensure that the QA/QC programs in place at the Marietta and Pearl River facilities comply with applicable laws and regulations and this Decree, including those matters set forth in paragraph 11.B. of this Decree. This assessment shall address the QA/QC failures, if any, that are described in the reports prepared pursuant to paragraphs 15, 19, and 22 of this Decree. The expert consultant shall prepare reports of these inspections outlining his/her inspectional findings and the state of compliance with applicable laws and regulations and shall submit these reports to Defendants no later than twenty
(20) days after the date the inspection is completed. Within forty-five (45) days of receiving a copy of the expert consultant's inspection report, Wyeth shall submit to FDA a copy of that report, together with a description of the actions Wyeth proposes to take in response to the report, and a timetable for completing those actions. The proposed timetable shall be subject to FDA approval.

     B. The inspections required in this paragraph shall commence at the Marietta facility within one (1) year after issuance of the notification described in paragraph 11.I., and at the Pearl River facility within one (1) year after the issuance of the notification described in paragraph 20.I., and the inspections shall thereafter be conducted at each facility no less frequently than once a year for a period of three (3) years from those dates, for a total of four (4) inspections at each facility.

IV.  GENERAL PROVISIONS

     29.A. If at any time after this Decree has been entered, FDA determines that, with respect to the Marietta and/or Pearl River facilities, Defendants have failed to comply fully with or have violated the FD&C Act, the PHS Act, applicable regulations, Wyeth's biological products licenses, new drug applications, or any provision of this Decree; or that any report, plan, SOP, or validation data prepared or submitted by Defendants pursuant to this Decree, or any measure implemented by Defendants to comply with this Decree, is inadequate to comply with the FD&C Act, the PHS Act, applicable regulations, Wyeth's SOPs, or the provisions of this Decree, FDA may, as and when it deems necessary, order Defendants in writing to take appropriate corrective actions, including but not limited to, ordering that Defendants immediately take one or more of the following actions with respect to the Marietta and/or Pearl River facilities or products manufactured, processed, packed, labeled, or held in, or distributed from, those facilities:

          (1) Revise, modify, or expand any report(s) or plan(s) prepared pursuant to this Decree;

          (2)  Submit additional reports or information to FDA;

          (3) Submit any supplement to an existing drug or biological product application to FDA;

          (4)  Cease  manufacturing,   processing,   packing,   holding,  and/or
               distributing drugs and/or biological products;

          (5) Recall drugs and/or biological products in accordance with procedures identified by FDA; or

          (6) Take any other corrective action(s) as FDA, in its discretion, deems necessary to bring Defendants and Wyeth's drugs and/or biological products into compliance with the FD&C Act, PHS Act, applicable regulations, and this Decree. Any order issued pursuant to this paragraph shall issue from the Philadelphia District Director or the New York District Director, as appropriate, in accordance with FDA's internal procedures, and shall specify the deficiencies or violations giving rise to the order.

     B. Unless a different time frame is specified by FDA in its order, within ten (10) business days after receiving an order pursuant to subparagraph A, Defendants shall notify FDA in writing either that (1) Defendants are undertaking or have undertaken corrective action, in which event Defendants also shall describe the specific action taken or to be taken and the schedule for completing the action; or (2) Defendants do not agree with FDA's order. If Defendants notify FDA that they do not agree with FDA's order, Defendants shall explain in writing the basis for their disagreement; in so doing, Defendants also may propose specific alternative actions and specific time frames for achieving FDA's objectives.

     C. If Defendants notify FDA that they do not agree with FDA's order, FDA will review Defendants' notification and thereafter, in writing, affirm, modify, or withdraw its order, as the Agency deems appropriate.

     D. If FDA affirms or modifies its order, Defendants shall, upon receipt of FDA's order, immediately implement the order (as modified, if applicable), and, if they so choose, bring the matter before this Court on an expedited basis. Defendants shall continue to diligently implement FDA's order, unless the Court issues an order to the contrary. Any matter brought before this Court shall be based exclusively on the record before FDA at the time the order in dispute was issued pursuant to subparagraph C. No discovery shall be taken by either party.

     30. After FDA issues the notifications pursuant to paragraphs 11.I. and 20.I., Wyeth-Ayerst Laboratories Division of American Home Products Corporation, Wyeth-Ayerst Pharmaceuticals, Inc., Bernard Poussot, John Bucceri, and Roy Sturgeon, Ph.D., the Managing Director of the Marietta facility, and each and all of Wyeth-Ayerst Laboratories Division of American Home Products Corporation's and Wyeth-Ayerst Pharmaceuticals, Inc.'s officers, agents, employees, representatives, successors, assigns, and attorneys, and those persons in active concert or participation with any of the Defendants who receive actual notice of this Decree by personal service or otherwise, shall be permanently enjoined under 21 U.S.C. ss. 332(a) from directly or indirectly causing to be introduced or delivered into interstate commerce any drug or biological product that is adulterated within the meaning of 21 U.S.C. ss. 351(a)(2)(B), or from causing the adulteration of any drug or biological product while such drug or biological product is held for sale after shipment of one or more of its components in interstate commerce.

     31.A. All communications required to be sent to FDA under this Decree shall be prominently marked "Decree Correspondence." Unless otherwise specified herein, all reports shall be sent to the Director, Office of Compliance and Biologics Quality, HFM-600, Center for Biologics Evaluation and Research, 1401 Rockville Pike, Suite 200 N, Rockville, MD 20852-1448 and to the Director, Office of Compliance, HFD-300, Center for Drugs Evaluation and Research, MPN1, 7520 Standish Place, Rockville, MD, 20855-2737. Those communications that pertain in whole or in part to the Marietta facility also shall be sent concurrently to the Director, Philadelphia District Office, HFR-CE100, FDA, 900 U.S. Customhouse, 2nd and Chestnut Streets, Philadelphia, PA 19106. Those communications that pertain in whole or in part to the Pearl River facility shall be sent concurrently to the Director, New York District Office, HFR-NE100, 300 Pearl Street, Suite 100, Buffalo, NY 14202.

     B. All notifications and other communications required to be sent to Wyeth under this Decree shall be marked "Decree Correspondence" and shall be sent by U.S. mail and, if practicable, by facsimile or electronic mail, to the Director of the Consent Decree Compliance Task Force at 555 East Lancaster Avenue, St. Davids, PA 19087. All notifications and other communications required to be sent to Defendants under this Decree shall be marked "Decree Correspondence" and shall be sent to Wyeth, and to Bernard Poussot, P.O. Box 8299, Philadelphia, PA 19101 or 555 East Lancaster Avenue, St. Davids, PA 19087, John V. Bucceri, P.O. Box 8299, Philadelphia, PA 19101 or 555 East Lancaster Avenue, St. Davids, PA 19087, and Roy J. Sturgeon, Ph.D., 240 Radnor Chester Road, St. Davids, PA 19087.

     32. Wyeth shall reimburse FDA for the costs of all FDA inspections, examinations, analytical work, and review work that FDA deems necessary to evaluate Defendants' compliance with any part of this Decree with respect to drug and/or biological products manufactured at the Marietta and Pearl River facilities at the standard rates prevailing at the time the activities are accomplished. As of the date that this Decree is signed by the parties, these rates are: $59.90 per hour and fraction thereof per representative for inspection work, $71.79 per hour or fraction thereof per representative for analytical or review work, $0.325 per mile for travel expenses by automobile, government rate or the equivalent for travel by air, and the published government per diem rate or the equivalent for the areas in which the inspections are performed per day per representative for subsistence expenses, where necessary. FDA shall submit a reasonably detailed bill of costs to Wyeth at the address specified in paragraph 31.B. In the event that the standard rates applicable to FDA supervision of court-ordered compliance are modified, these rates shall be increased or decreased without further order of the Court.

     33. Defendants shall, as and when FDA deems necessary to ensure compliance with this Decree, and without prior notice or regard to inspection dates specified elsewhere in this Decree, permit duly authorized FDA representatives to make inspections of the Marietta and Pearl River facilities, including all drugs and biological products and equipment therein, finished and unfinished materials, containers, labeling, records (including, but not limited to, all computer hardware and software, computer printouts, raw data and laboratory data generated in connection with the expert consultant's reports identified above), files, papers, SOPs, and processes and controls; to take photographs; to collect samples of any drugs and biological products; and to copy any of the foregoing records. FDA will provide Wyeth with a receipt for any samples taken pursuant to 21 U.S.C. ss. 374(c) and with copies of any photographs made. The costs of all such inspections, record reviews, and sample analyses shall be borne by Wyeth at the rates specified above in paragraph 32. The inspections described in this Decree shall be permitted upon presentation of a copy of this Decree and appropriate credentials. The inspection authority described in this paragraph shall be separate and apart from, and in addition to, statutory authority to make inspections under the FD&C Act and the PHS Act.

     34.A. Within fifteen (15) days after the date of entry of this Decree, Wyeth shall deliver copies of this Decree to each of its officers, and to those employees and all other persons who are in active concert or participation with Wyeth's CGMP-related operations in the manufacture of drugs and biological products at either of the Marietta or Pearl River facilities. Also, within ten
(10) days after the date of entry of this Decree, Wyeth shall prominently post a copy of this Decree in the employee common areas in the Marietta and Pearl River facilities so that it is accessible to all employees who are involved in such CGMP-related operations. Wyeth shall ensure that the Decree remains posted in the employee common areas for a period of no less than twenty-four (24) months. If any person begins employment at the Marietta or Pearl River facilities in areas involving compliance with CGMP at a time subsequent to the periods described above, Wyeth shall, within ten (10) days of the commencement of such employment, deliver a copy of this Decree to such person.

     B. Within thirty (30) days after the date of entry of this Decree, Wyeth shall provide to the District Director, Philadelphia District Office, an affidavit stating the fact and manner of its compliance with this paragraph, identifying the names and positions of all persons receiving copies of the Decree pursuant to the first sentence of subparagraph A. Thereafter, within ten
(10) days of receiving a request from FDA for any information or documentation that FDA deems necessary to evaluate compliance with this paragraph, Wyeth shall provide such information or documentation to FDA.

     35.A. Wyeth shall notify FDA in writing at least fifteen (15) days before any of the following events, if the event may affect Defendants' obligations arising out of the Decree:

          (1) reorganization, bankruptcy, dissolution, or assignment or sale resulting in the emergence of a successor;

          (2)  the creation or dissolution of subsidiaries; or

          (3)  any other change of the corporate structure or function of Wyeth.

     B. Wyeth shall serve a copy of this Decree on any prospective purchaser or assignee at least fifteen (15) days prior to such an assignment or change in ownership. Wyeth shall furnish FDA with an affidavit of compliance with this paragraph sworn to by the President of Wyeth-Ayerst Pharmaceuticals, Inc. no later than ten (10) days prior to such assignment or change in ownership.

     36. All expert consultants required to be retained pursuant to this Decree shall be qualified by education, training, and experience to perform the functions for which they are retained (e.g., to inspect sterile and aseptic manufacturing processes, to conduct investigations, to design appropriate procedures, controls, and SOPs, and to prepare reports) and shall otherwise be knowledgeable in CGMP. In addition, all such expert consultants shall be retained at Wyeth's expense and shall be without personal or financial ties (other than consulting agreements between the parties or indirect ownership of American Home Products Corporation stock, e.g., through diversified mutual funds or pension plans) to Defendants or their immediate families.

     37. Whenever this Decree requires an expert consultant to certify to a matter, and the expert consultant determines that he/she is unable to make that certification, he/she will so notify Wyeth and state the reasons therefor in writing. After Wyeth has addressed those reasons, the expert consultant shall determine whether he/she may make the certification. This process shall continue until the certification is made.

     38. All destruction of drugs or biological products pursuant to this Decree shall be conducted in a manner that complies with the requirements of the National Environmental Policy Act of 1969.

     39. All decisions conferred upon FDA in this Decree shall be vested in the discretion of FDA, and, in the event of a decision adverse to any of the Defendants, shall include a written explanation of FDA's reasons. Defendants shall abide by the decisions of FDA, and FDA's decisions shall be final. FDA's decisions under this Decree shall be reviewed by this Court under the arbitrary and capricious standard set forth in 5 U.S.C. ss. 706(2)(A).

     40. Wyeth may at any time petition FDA to extend any time frame or revise any schedule provided for in this Decree, and FDA may, in the exercise of its discretion, grant such an extension without seeking leave of court. However, any such petitions shall not become effective or stay the impositions of any payments under this Decree unless granted by FDA in writing.

     41. FDA will either approve or disapprove any timetable or schedule submitted to the Agency pursuant to paragraphs 11, 18-20, 23-26, and 28 of this Decree within twenty (20) days of FDA's receipt of the proposed timetable or schedule. FDA may, if it so chooses, approve a timetable or schedule in part and disapprove it in part. If a timetable or schedule is disapproved in whole or in part, FDA will include a written explanation of its reasons. Within seven (7) business days of receipt of FDA's disapproval (in whole or in part) of a timetable or schedule, Wyeth may offer a modification of or justification for the proposal. Within seven (7) business days of receipt of Wyeth's modification or justification, FDA will notify Wyeth in writing of the Agency's final decision on the timetable or schedule.

     42.A. For purposes of paragraphs 12, 21, and 27, if Wyeth submits the expert consultant's certification that (1) a deficiency has been corrected or that a validation or revalidation study has been completed, as applicable, and
(2) such correction or validation or revalidation study was completed on or before the date in the timetable for that activity approved by FDA, it shall be assumed that the activity was completed by the timetable date, unless and until FDA notifies Wyeth to the contrary under subparagraph B of this paragraph. If the completion date stated by the expert consultant is after the date on which the activity was scheduled to be completed in the timetable for that activity approved by FDA, payment shall be due for each business day that the activity was not completed, commencing on the first business day after the date on which the activity was to be completed according to the timetable approved by FDA and ending on (and including) the actual completion date.

     B. If after an inspection or review of information FDA notifies Defendants in writing that one or more activities were not satisfactorily completed by the timetable dates described in paragraphs 11.D., 20.D., 25, and 26, payment shall be due for each activity (i.e., correction or validation or revalidation study) for each business day commencing on the first business day after Defendants receive the notice and ending on (and including) the completion date re-certified to by the expert consultant.

     C. Duplicate payments under paragraphs 12 and 27 or under paragraphs 21 and 27 shall not be imposed for the identical validation study.

     D. The total payments under paragraphs 12, 21, and 27 shall not exceed five million dollars ($5,000,000.00).

     43. Wyeth shall notify FDA in writing within three (3) business days of any decision to suspend manufacturing for a period of more than fourteen (14) days outside of the usual production schedule or a decision to discontinue manufacturing of any drug or biological product at the Marietta or Pearl River facilities.

     44. Defendants' obligations under this Decree do not modify or absolve Defendants from any obligation to comply with the FD&C Act, PHS Act, or any other federal statute or regulation. Nothing in this Decree shall affect FDA's authority to suspend or revoke Wyeth's biologicals licenses pursuant to 21 C.F.R. ss.ss. 601.5 and 601.6 or to withdraw Wyeth's new drug applications or abbreviated new drug applications pursuant to 21 C.F.R. ss. 314.150.

     45. The use of "Defendants" collectively in this Decree to include the Managing Director of the Marietta facility recognizes that the Managing Director of the Marietta facility is used in this Decree to refer to the individual holding that position and that such individual may change from time to time. For purposes of paragraphs 20, 21, and 24 and for reports prepared pursuant to paragraph 28 regarding the Pearl River facility, the term "Defendants" does not apply to the Managing Director of the Marietta facility.

     46. The obligations under this Decree of each individual named herein shall apply only to the extent of his authority, responsibilities, and conduct within a division or subsidiary of American Home Products Corporation. If, and for so long as, an individual Defendant or an employee of Wyeth ceases to be employed by or act on behalf of any division or subsidiary of American Home Products Corporation, then that Defendant or employee shall not be subject to the terms of this Decree except as to such individual's act(s) or failure(s) to act under this Decree prior to the time such individual ceased to be employed by or to act on behalf of any division or subsidiary of American Home Products Corporation.

     47. If Defendants petition the Court for relief from this Decree and, at the time of the petition, in FDA's judgment, Defendants have maintained at the Marietta and Pearl River facilities a state of continuous compliance with applicable laws and regulations, Wyeth's SOPs, and this Decree for the preceding sixty (60) months, Plaintiff will not oppose such petition.

     48. This Court shall retain jurisdiction over this action and the parties hereto for the purpose of enforcing and modifying this Decree and for the purpose of granting such additional relief as may be necessary and appropriate. If any Defendant violates this Decree and is found in civil or criminal contempt thereof, that Defendant shall, in addition to other remedies, reimburse the United States for its attorney's fees, investigational expenses, and court costs relating to contempt proceedings related to that Defendant.

Dated this 3 day of Oct., 2000.

/s/ James H. Jarvis II
---------------------------------------
UNITED STATES DISTRICT JUDGE

We hereby consent to the entry of the foregoing:


FOR DEFENDANTS:                                FOR PLAINTIFF:

_________________________                      David W. Ogden, Assistant
Bernard J. Poussot, individually               Attorney General
and on behalf of Wyeth-Ayerst                  Civil Division
Laboratories Division of                       U.S. Department of Justice
American Home Products Corporation
Wyeth-Ayerst Pharmaceuticals, Inc.,
and Wyeth-Ayerst Laboratories Puerto
Rico, Inc.
                                                Gerald C. Kell
                                                Senior Trial Counsel
                                                Office of Consumer Litigation
Richard Cooper                                  Civil Division
Williams & Connolly LLP                         U.S. Department of Justice
725 12th Street, N.W.                           P.O. Box 386
Washington, D.C. 20005                          Washington, D.C.  20044
(202) 434-5466                                  (202) 514-1586

Counsel for Bernard J. Poussot                  Carl K. Kirkpatrick
 as an individual                               United States Attorney

-------------------------                       ----------------------------
John V. Bucceri                                 Cynthia F. Davidson
                                                Assistant United States Attorney
                                                800 Market Street
_________________________                       Suite 211
Roy J. Sturgeon, Ph.D.                          Knoxville, TN 37902
                                               (865) 545-4167

_________________________                       Of Counsel:
Bruce N. Kuhlik
Covington & Burling                             Margaret Jane Porter
1201 Pennsylvania Avenue, N.W.                  Chief Counsel
P.O. Box 7566
Washington, D.C. 20044-7566                     Paige Harrison Taylor
(202) 662-6000                                  Associate Chief Counsel
                                                5600 Fishers Lane, Rm. 7-77
Counsel for John V. Bucceri                     Rockville, MD 20857
and Roy J. Sturgeon, Ph.D.                      (301) 827-1161
-------------------------
William W. Vodra
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004-1206
(202) 942-5088

Attorney for Wyeth-Ayerst Laboratories
Division of American Home Products Corporation,
Wyeth-Ayerst Pharmaceuticals, Inc., and Wyeth-Ayerst
Laboratories Puerto Rico, Inc.